CMCC Agmt # 5914

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN'S MEDICAL CENTER CORPORATION

AND

EFFECTIVE PHARMACEUTICALS, INC

TABLE OF CONTENTS

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the Effective Date), by and between CHILDREN'S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as "CMCC"), and Effective Pharmaceuticals, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 150 Broadway, Suite 1800, New York, New York 10128 (hereinafter referred to as "Licensee").

WHEREAS, CMCC is the owner of certain Patent Rights (as that term shall be defined hereafter) and has the right to grant exclusive licenses under the Patent Rights, subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally- funded projects and institutions;

WHEREAS, in furtherance of its charitable and research missions and those laws and regulations, CMCC desires to have the Patent Rights utilized to promote the public interest and to further that goal is willing to grant a license to Licensee on the terms and conditions described herein;

WHEREAS, Licensee has represented to CMCC that Licensee is experienced in the development of products similar to the technology which is the subject of this Agreement; that it is ready, willing and able to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products (as that term shall be defined hereafter) and/or the use of Licensed Processes (as that term shall be defined hereafter) and that it will implement a thorough, vigorous and diligent development program as described in this Agreement; and

WHEREAS, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A. "Affiliate" shall mean any company or other legal entity actually controlling, controlled by or under common control with Licensee. For purposes of the definition of "Affiliate" the term "control" shall mean: (i) in the case of a corporate entity, the ability to effect the election of directors, or in the case of a for-profit entity direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity, in any case coupled with active managerial involvement and accountability for directing the business and affairs of that entity; (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership, provided that such power is actively exercised; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B. "Combination Product(s) or Process(es)" shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights licensed in this Agreement.

C. "Field of Use" shall mean use of Patent Rights within the field of all gastrointestinal, hepatic and rectal indications.

D. "First Commercial Sale" shall mean, with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee or any Sublicensee, following approval of such Licensed Product's or Licensed Process's marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

E. "IND" shall mean Investigational New Drug License No. 61,920 (IND# 61,920).

F. "Know how" shall mean any unpatented manufacturing information, technical information, testing and analytic methods and specifications in the field of use which CMCC owns or has sufficient rights prior to the Effective date, deriving from the activities of Drs. Paul Rufo and Wayne Lencer and relating to the Patent Rights.

G. "Licensed Product" shall mean any product or part thereof in the Field of Use:

1. The manufacture, use or sale of which would infringe any one of the issued, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country within the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

2. The manufacture or use of which uses a "Licensed Process" as that term shall be defined hereafter; or

3. Is a Licensed Process.

H. "Licensed Process" shall mean any process that would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in any country in the Territory. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken

I. "Licensee" shall mean Licensee, and successors and assignees permitted by this Agreement (including Affiliates where they are assignees permitted by this Agreement).

J. "Net Sales" shall mean the gross sales price billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of Licensed Products received by Licensee, its Affiliates, its agents, or its Sublicensees for any Licensed Products to a final customer who will be an end user of the Licensed Product and is not an Affiliate or Sublicensee, less (to the extent appropriately documented) the following amounts:

(a) credits and allowances for price adjustment, rejection, or return of Licensed Products previously sold;

(b) rebates, quantity and cash discounts to purchasers allowed and taken;

(c) amounts for third party transportation, insurance, handling or shipping charges to purchasers;

(d) taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee's price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(e) for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed Licensor, the amount of such royalty.

Net Sales also includes the fair market value of any non-cash consideration received by Licensee (as defined herein) or any Sublicensee for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

K. "Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the Term of this Agreement as hereafter defined:

1. The United States and foreign patents and/or patent applications listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2. The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States and foreign patent applications described in Appendix 1

4. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States

(c) amounts for third party transportation, insurance, handling or shipping charges to purchasers;

(d) taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by Licensee or paid by the purchaser so long as Licensee's price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(e) for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed Licensor, the amount of such royalty.

Net Sales also includes the fair market value of any non-cash consideration received by Licensee (as defined herein) or any Sublicensee for the sale, lease, or transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between Licensee and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting Net Sales price shall be based upon the sale of the Licensed Product by the transferee.

K. "Patent Rights" shall mean all of the following intellectual property which CMCC owns or has rights to during the Term of this Agreement as hereafter defined:

1. The United States and foreign patents and/or patent applications listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2. The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

3. Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States and foreign patent applications described in Appendix 1

4. Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States

patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Section K.

5. Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Section K.

L. "Sublicensee" shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm's length sublicense under this Agreement.

M. "Territory" shall mean Worldwide.

N. "Term" shall have the meaning stated in Article XII, Section A.

ARTICLE II. GRANT

A. Subject to the terms of this Agreement, and conditioned on the faithful performance by Licensee of its obligations, CMCC hereby grants to Licensee the worldwide right and exclusive license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes, in the Territory for the Field of Use to the end of the Term, unless sooner terminated as provided in this Agreement. Subject to the same conditions, CMCC hereby also grants for the Term of this Agreement a non-exclusive license to Know-how, provided that such license shall not include the right to sublicense or transfer such Know-how except to Licensee's Affiliates, and contractors of Licensee for the purpose of carrying out the Development Plan, or developing or commercializing Licensed Products that are subject to the terms of this Agreement, including without limitation Paragraph I of this Article, and Article IV of this License Agreement.

B. Notwithstanding anything above to the contrary, CMCC shall retain a royalty-free, nonexclusive, right to practice and use, and to license for a nominal fee (such as shipping and handling charges) to other academic, nonprofit, research organizations to practice and/or use the Patent Rights, Licensed Products and Licensed Processes, for research , educational, clinical and/or charitable purposes only. Any such sublicense shall specifically exclude and prohibit commercialization of the Patent Rights unless the sublicensee enters into an agreement with Licensee on terms consistent with this Agreement but in other respects agreeable to Licensee in Licensee's sole discretion.

C. Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee's warranty to comply with all applicable laws and regulations.

D. Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States. Upon the First Commercial Sale and thereafter, Licensee's annual report to CMCC shall substantiate Licensee's compliance with this provision. To support exclusivity for Licensee consistent with this Agreement, CMCC hereby agrees that, except as provided in section B of this Agreement, it shall not, without Licensee's prior written consent, grant to any other commercial party a license to make, have made, use, lease and/or sell Licensed Products, or to use the Licensed Processes in the Field of Use, during the period of time in which this Agreement is in effect, except as required by laws affecting the rights of the United States Government.

E. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not described in Paragraph A of this Article.

F. As a condition of the license granted hereunder, Licensee hereby irrevocably covenants and agrees that it will not, directly or indirectly, in any respect, use non-public information it has acquired in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights, or non-public information Licensee has provided, or recommendations made by Licensee that have been implemented in whole or in part with respect to prosecution of the Patent Rights, to challenge the Patent Rights or CMCC's ownership of such rights. Any assignment or sublicense granted by Licensee shall contain an identical commitment by the assignee or Sublicensee.

G. Nothing in this Agreement shall be construed to limit or constrain CMCC, or any officer, director, employee, member of its medical staff, or of any CMCC Affiliate, from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions

occurring after the Effective Date of this Agreement; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not directly and expressly within the scope of this Agreement; or from exercising any rights whatsoever with respect to the Licensed Know-how.

H. Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof.

CMCC agrees that, in the event CMCC terminates this Agreement for any reason provided hereafter, CMCC shall provide to known Sublicensees, no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee in the notice provided to CMCC under paragraph I of this Article. If the Sublicensee may, during that thirty (30) day period, provide to CMCC notice that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to Licensee. CMCC agrees that, provided that Sublicensee notice is satisfactory, and Sublicensee is not in breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC.

I. In any event, Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), V (Reports and Records), VII (Infringement), VIII (Insurance and Indemnification), IX (Compliance with Laws; Export Controls), X (Non-Use of Names), XI (Assignment), XII (Dispute Resolution), XIII (Term and Termination) and XV (General Provisions) of this Agreement shall be binding upon the Sublicensee, for the benefit of CMCC, as if it were a party to this Agreement. In addition, every sublicense shall contain within it requirements for commercially

reasonable due diligence in developing or exploiting the Patent Rights, or selling Licensed Products, as specifically applicable, shall obligate Licensee to enforce those provisions consistent with achieving Licensee's obligations pursuant to this Agreement, and shall make CMCC a third-party beneficiary of the sublicense, with the right , but not the obligation, to enforce Licensee's rights in the event Licensee fails to, provided that CMCC has provided Licensee thirty (30) days written notice to Licensee of CMCC's intention to do so. Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC a copy of any and all fully executed sublicense agreements within thirty (30) days of execution. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement.

J. Licensee shall advise CMCC in writing of any consideration received from Sublicensees, and, at CMCC's request, provide such information in an electronic or other format recognizable by CMCC's data processing systems. Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee's payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld but may take into account a reasonable valuation for purposes of Licensee's payment obligations to CMCC.

ARTICLE III. DUE DILIGENCE AND RELATED MATTERS

A. Licensee, upon execution of this Agreement, shall use best efforts in good faith to bring one or more Licensed Products to market as soon as practicable, consistent with sound and legal business practices and judgment, through a vigorous and diligent program for exploitation of the Patent Rights. Licensee shall use best efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of Licensed Products. To support Licensee's development efforts, CMCC shall transfer the IND to Licensee and, subject to compliance with applicable laws and Harvard Medical School and CMCC policies directed to conflicts of interest, Licensee shall retain Dr. Paul Rufo either as a principal investigator leading clinical trials for the Licensed Product or as a consultant to Licensee or Sublicensee at Dr. Rufo's discretion for an initial period of two

years from the Effective Date of this Agreement (with the ability to extend for additional periods), in either event under a written agreement reviewed and approved by the Children's Office of Research Administration. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products reasonably available to the public, in quantities sufficient to meet market demand, in the Territory. In the event Licensee decides not to exploit a licensed Patent Right, or Field of Use, in a given portion of the Territory, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Patent Right or Field of Use in that Territory.

B. The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a written commercialization development plan ("Development Plan") setting forth the initial indications and markets for Licensed Products and Licensed Processes, including (i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring Licensed Products and Licensed Processes to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan and (iii) identified project management structure calculated to meet the objectives and commitments in the Development Plan. The Development Plan is attached hereto as Appendix 2 and is hereby incorporated herein by reference.

C. Licensee shall use good faith and diligent efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Licensed Products. Absent CMCC's consent as provided in paragraph D of this section, the timeframes and Licensee obligations described in the Development Plan shall be treated as definitive.

D. Notwithstanding anything above to the contrary, CMCC shall not unreasonably withhold its consent to any revision of the objective(s) set forth in the Development Plan when requested in writing in advance by Licensee and the request is supported by evidence reasonably acceptable to CMCC: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not reasonably have been avoided; (ii) Licensee is proposing and will implement satisfactory and effective means of addressing such difficulties or delays, including sufficient financial and technical resources; and (iii)

that Licensee, its Affiliates and/or Sublicensees have in good faith made diligent efforts and expended adequate resources to meet said objective and will continue to do so.

E. In the event Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have sixty (60) days following such notification to establish to the reasonable satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event Licensee fails to establish the same to CMCC's reasonable satisfaction, CMCC shall have the right in its sole discretion to terminate in whole or in part the license granted to Licensee under this Agreement effective immediately. Notwithstanding the foregoing, LICENSEE may extend the due date of any given performance milestone for a period of one year upon payment of $25,000 for the first year and the same amount plus an increment of $10,000 over the previous year for each subsequent year. Such payments shall be paid upon the due date of each performance milestone, and for any subsequent years, upon each anniversary of such performance milestone.

F. If, during the course of this Agreement, Licensee makes any discovery or invention that is not within the scope of the Patent Rights but would not have been made but for the Patent Rights, Licensed Products or Licensed Processes licensed hereunder, Licensee shall, as a condition of this License, confidentially disclose such discovery or invention to CMCC, on usual and customary terms necessary to protect its patentability or its confidentiality as a trade secret. CMCC shall have the right to review in advance of filing any related patent application by or on behalf of Licensee or any assignee of Licensee, for purposes of evaluating the relatedness to the Patent Rights. Recognizing that CMCC enters into this Agreement in furtherance of its charitable academic research mission, Licensee shall enter into with CMCC a non-exclusive license or permit, as applicable, including no more than a nominal fee, to practice such discovery or invention, whether or not patented, solely for CMCC internal and academic research purposes.

ARTICLE IV. ROYALTIES AND OTHER PAYMENTS

A. For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Unless expressly

stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided:

1. A license issue fee of one hundred and fifty thousand ($150,000) dollars, payable in two equal installments, the first upon the execution of the License Agreement, and the second installment on the first anniversary of the Effective Date. Licensee extended the option three times (On February 3, 2005, April 4, 2005 and June 3, 2005) and paid option extension fees of twenty-two thousand five hundred ($ 22,500) dollars. Such extension fees shall be credited against the installment due upon execution of the License Agreement, which amount shall be fifty-two thousand five hundred ($52,500) dollars.
2. Payments for accrued and continuing patent prosecution costs as stated in Article VI hereof;
3. Licensee shall make the following payments to CMCC upon the occurrence of the following events ("Milestones"):

   (i) Upon the issuance of the first US Patent under the Patent Rights, Licensee shall pay a milestone payment of one hundred thousand dollars ($100,000) to CMCC;

   (ii) Upon the issuance of the first European Patent under the Patent Rights, Licensee shall pay a milestone payment of one hundred thousand dollars ($100,000) to CMCC:

   (iii) Upon enrollment of the first patient in the first phase III clinical trial with respect to any Licensed Product, Licensee shall pay a one hundred thousand dollar ($100,000) milestone payment to CMCC;

   (iv) Upon the filing of its first New Drug Application (NDA) with the United States Food and Drug Administration (FDA) with respect to any Licensed Product, Licensee shall pay a seven hundred thousand dollar ($700,000) milestone payment to CMCC;

   (v) Upon the first approval of a New Drug Application from the United States Food and Drug Administration (FDA) with respect to any Licensed Product, Licensee shall pay a one million dollar ($1,000,000) milestone payment to CMCC;

(vi) Upon the first approval of a New Drug Application in a foreign territory by the appropriate foreign regulatory agency, such as the EMEA, with respect to any Licensed Product Licensee shall pay a one million dollar ($1,000,000) milestone payment to CMCC;

(vii) A yearly maintenance fee payable on the anniversary of the Effective Date. The maintenance fee will be ten thousand dollars ($10,000) for each of the first three years, and twenty-five thousand dollars ($25,000) for each of the following years. The maintenance fee will be waived for every year that Licensee sponsors research in the Inventors laboratory.

(viii) Running Royalties in an amount equal to five percent (5%) of Net Sales of Licensed Product or Licensed Processes used, leased, or sold by and/or for Licensee (including its Affiliates).

In the event that CMCC is not participating in clinical trials, and if permitted by both Harvard Medical School's and CMCC's conflict of interest policies and subject to agreement on and execution of mutually acceptable security agreements, Licensee may choose to fulfill its obligations toward the milestone payment in 3 (iv), (v), and (vi) with equity, so long as the equity payment, (a) is under terms which are acceptable to CMCC (b) does not represent more that fifty (50%) of the total amount due for each milestone, and (c) the total equity payment is a value equal to one hundred and twenty-five (125%) percent of the original cash value of the milestone payment.

4. In the event that Licensee has granted sublicenses under this agreement, Licensee shall pay CMCC twenty five percent (25%) of any sublicensing revenue received. Sublicensing revenue includes but is not limited to sublicense issue fees, any lump sum payments, milestone payments, technology transfer payments or other similar fees, except:

(i) equity investments to the extent made at Equivalent Value by Sublicensees in Licensee; Equivalent Value shall mean any payment received for issuances of Licensee securities based on a valuation of less than ten percent (10%) higher than Licensee's fair market value at the time of such transaction;

(ii) payments by Sublicensees to Licensee for payment or reimbursement of patent and/or other expenses;

(iii) payments by Sublicensees to Licensee at fair market value for development, pre-clinical and clinical studies undertaken by Licensee on behalf of Sublicensee or financing of research and development at Licensee (including FTEs); and

(iv) royalties in connection with a Sublicensee's sales of Licensed Products, with respect to which Licensee shall pay to CMCC hereunder an amount equal to twenty-five percent (25%) of the royalty received by Licensee, except that in no instance shall the royalty received by CMCC be less than two and one-half percent (2.5%) of annual Net Sales by any such Sublicenseee.

5. No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

B. To the extent that Licensee is necessarily required to obtain, subsequent to the date of this Agreement, licenses to third party patents or other intellectual property that dominates or is dominated by the Patent Rights, in order to practice the Patent Rights or to produce or sell Licensed Products in a particular country and avoid infringing such third-party intellectual property, Licensee may deduct from the running royalty due to CMCC for that country fifty percent (50%) of the royalties due on such third party patents or intellectual property up to an amount equal to fifty percent (50%) of royalties hereunder, provided that such deduction reflects a pro rata or other fair apportionment among Licensee and other royalty obligations of Licensee for required licenses and other intellectual property of Licensee, as documented by Licensee to CMCC's satisfaction in royalty reports to CMCC.

C. For purposes of calculating royalties, in the event that a Licensed Product includes both component(s) covered by a claim of a Patent Right ("Patented Component") and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a claim of a Patent Right ("Unpatented Component"), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods:

1. By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination

Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

2. In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using Licensee's standard accounting procedures, which procedures must conform to standard cost accounting procedures.

D. Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at Fleet Bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

E. Payment of royalties specified in this Article shall be made by Licensee to CMCC within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the Term of this Agreement covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this Agreement. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at Fleet Bank, Boston, on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V. REPORTS, RECORDS AND RELATED MATTERS

A. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with generally accepted accounting principles, in sufficient detail to enable CMCC to determine Licensee's compliance with this Agreement, including diligence with respect to development, and the royalty and other amounts payable to CMCC under this Agreement. Said books and records, including books of account, shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least six (6) years following the end of the calendar year to which they pertain.

B. CMCC shall have the right to inspect, copy and audit, on five (5) days notice, the books described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement. CMCC or its agents shall perform such inspection, copying and auditing at CMCC's expense during Licensee's regular business hours.

C. Until the later of First Commercial Sale of a Licensed Product or the last development milestone, and for such later periods as CMCC shall by written request from time to time require, Licensee shall provide to CMCC, at least annually, reasonable detail regarding the activities of Licensee and Licensee's Affiliates and Sublicensees relative to achieving the objectives set forth in the Development Plan in a timely manner, including but not limited to, reports of financial expenditures to achieve said objectives; research and development activities; names, addresses and actions of all Sublicensees and affiliates; the progress of obtaining regulatory approvals, with appropriate documentation (including, without limitation, applications, reports, and planning documents submitted to the Food and Drug Administration); strategic alliances and manufacturing, sublicensing and marketing efforts. Licensee shall also report more frequently, but no more than quarterly, at CMCC's written request.

D. After first commercial sale, within forty-five days (45) after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee's expense, true and accurate reports for the said preceding quarter, giving such particulars of the business conducted

by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to CMCC determining compliance with this Agreement, including a royalty accounting hereunder and to verify Licensee's activities with respect to achieving the objectives of the Development Plan described in Article III above. These reports shall, at CMCC's request, be provided by Licensee in an electronic or other format compatible with CMCC's data processing and/or license management systems. Reports shall include at least the following:

1. Number of Licensed Products and Licensed Processes manufactured and sold.
2. Total Net Sales for Licensed Products and Licensed Processes sold, by country.
3. Accounting for all Licensed Products and Licensed Processes sold.
4. Applicable deductions.
5. Total royalties payable to CMCC.
6. Names and addresses of all Sublicensees of Licensee.
7. Payments received by Licensee from Affiliates and Sublicensees.
8. Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.
9. Royalties and Fees received from Sublicensees.
10. A listing, with brief descriptions, of any intellectual property arising from or related to Licensee's or any Sublicensee's practice of the Patent Rights.

E. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide CMCC with Licensee's certified financial statements for the preceding fiscal year, including without limitation all statements reflecting profits and losses from operations, cash balances, and any management letter. In the event that certified financial statements were not generated for any particular fiscal year, Licensee shall provide the equivalent financial statements without certification.

F. Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, *inter alia*, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations. During the Term of this Agreement, Licensee shall notify CMCC in writing at least 30 days before Licensee, or any affiliate of Licensee, or any organization owned, controlled or influenced by a substantial shareholder (>5%), officer or director of Licensee, enters into any agreement other than this License with or involving the inventor(s) of the Invention, or their family, relatives or members or staff of their laboratories, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee's notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved pursuant to such policies.

ARTICLE VI. PATENT PROSECUTION

A. CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix 1. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable, "This invention was made with government support under FD-R-002017 awarded by the National Institute of Health. The government has certain rights in this invention." The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC in its sole discretion, except that Licensee shall have reasonable opportunities to advise CMCC and shall cooperate with CMCC in the preparation, filing, prosecution and maintenance of the Patent Rights. Licensee may propose patent counsel to prosecute, file and maintain the Patent Rights and CMCC will give reasonable consideration to said proposal and in any event CMCC will remain the client. CMCC reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

B. Licensee shall reimburse CMCC for all patent costs, past, present and future incurred by CMCC for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights. Patent costs are currently $28,238.06_____. Licensee shall pay such current costs within ten (10) days of the Effective Date of this Agreement. Upon request

of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC's patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel's customary business terms, but in any event within thirty (30) days. If Licensee elects to no longer pay the expenses of a patent application or patent included within Patent Rights, Licensed Products or Licensed Processes, Licensee shall notify CMCC not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application. Such notice shall not relieve Licensee from responsibility to reimburse CMCC for patent-related expenses incurred prior to the expiration of the (60)-day notice period (or such longer period specified in Licensee's notice). CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

C. In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee and, subject to the rights of the United States government and any other contractual obligations to research sponsors, CMCC may, in its sole discretion, and on such terms if any that the parties may negotiate, authorize Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee's expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right, on such economic and other terms as the parties shall mutually agree.

ARTICLE VII. INFRINGEMENT

A. Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement by a third party of the Patent Rights in the Field of Use within the scope of this Agreement and of any available evidence thereof.

B. During the Term of this Agreement, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that CMCC may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by CMCC shall be borne by CMCC. CMCC shall keep any recovery or damages for past infringement derived therefrom.

C. If within six (6) months after having been notified of any alleged infringement, CMCC shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if CMCC shall notify Licensee of its intention not to bring suit against any alleged infringer then, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings.

D. In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to paragraph C of this section, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to fifty percent (50%) of Licensee's expenses, including reasonable attorney's fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be divided equally between Licensee and CMCC.

E. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

F. In any infringement suit which either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

G. Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of

the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC as they were receivables under this Agreement.

ARTICLE VIII. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A. Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys' fees and other costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

B. Licensee's indemnification under Article VIII, Paragraph A above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

C. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

D. Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee's indemnification under Article VIII, Paragraphs A through C of this Agreement. If Licensee elects to self-insure all or part of the limits described above

(including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article VIII, Paragraph D, shall not be construed to create a limit of Licensee's liability with respect to its indemnification under Article VIII, Paragraphs A through C of this Agreement.

E. Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

F. Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

G. The provisions of this Article VIII shall survive expiration or termination of this Agreement.

H. CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

ARTICLE IX. COMPLIANCE WITH LAWS; EXPORT CONTROLS

Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.). Licensee understands and acknowledges that transfer of certain technical data, computer software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC, its affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, or any other party, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products or Licensed Processes.

ARTICLE X. NON-USE OF NAMES

Licensee represents and agrees that it will not use the name, names, logos or trademarks of the CMCC or any of its corporate affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC or such affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC and from the individual staff member, employee, or student if such individual's name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state

security laws. In addition, Licensee may refer to publications by employees of Licensor in the scientific literature.

ARTICLE XI. ASSIGNMENT

CMCC may assign this Agreement at any time without the prior consent of Licensee. Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by Licensee without the prior written consent of CMCC acting through an authorized designee, and any purported assignment otherwise shall be void and of no effect.

Notwithstanding the foregoing, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee has or will have sufficient available resources, including liquid financial resources, management experience, and sufficient scientific, business and other expertise comparable or superior to Licensee, that will be committed in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation satisfactory to CMCC sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; (c) an agreement to perform the obligations of Licensee under this Agreement, and (d) details satisfactory to CMCC concerning subparagraphs (ii) and (iii) of this paragraph.

ARTICLE XII. DISPUTE RESOLUTION AND ARBITRATION

A. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single

arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association ("AAA"). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each party will bear the costs of its prosecution and defense, including without limitation attorneys fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either party.

B. Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee's obligations to make royalty and other payments, and also, unless CMCC has terminated the License, Licensee's obligation to continue due diligence and development obligations. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee's sole remedy for alleged breaches by CMCC is pursuant to this Article XII.

ARTICLE XIII. TERM AND TERMINATION

A. The Term of this Agreement shall be fifteen (15) years or the life of the last expiring Patent Right, whichever period is the longer term.

B. Notwithstanding Article XII of this Agreement, CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced; or upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC; or in the circumstances providing for immediate termination described in Article III of this Agreement.

C. CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee's failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Notwithstanding Article XII of this Agreement, upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC.

D. Except as otherwise provided in Paragraphs B and C above, and notwithstanding Article XII of this Agreement, in the event that Licensee shall default in the performance of any obligations under this Agreement, and the default has not been remedied to CMCC's satisfaction within sixty days (60) after the date of notice in writing of such default, CMCC may by written notice to Licensee terminate this Agreement effective immediately or upon such date as CMCC, in its sole discretion, shall designate in such notice.

E. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days' prior written notice to CMCC, upon payment by Licensee of all amounts due CMCC through the effective date of termination.

F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

G. If Licensee terminates this Agreement due to adverse results in clinical or other testing of Licensed Products or Licensed Processes, Licensee shall make available to CMCC, for purposes of its evaluation of the future viability of the technology, a summary of such results together with copies of any government-mandated reports, such as FDA safety reports, made in connection with the decision to terminate development.

ARTICLE XIV. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage

prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

In the case of CMCC:

Chief Intellectual Property Officer
Intellectual Property Office
Children's Hospital Boston
300 Longwood Avenue
Boston, MA 02115

Payments shall be transmitted by reliable means to the same addressee, payable to Children's Hospital Boston.

In the case of Licensee:

Dr. A. Joseph Rudick, President
Effective Pharmaceuticals, Inc.
150 Broadway, Suite 1800
New York, NY 10128

or such other address as either party shall notify the other in writing. NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

ARTICLE XV. GENERAL PROVISIONS

A. All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

B. This Agreement may be amended only by written agreement signed by the parties.

C. It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

D. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

E. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

F. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

G. The failure of either party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

H. Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

I. Each party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

J. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

K. The signatories below each warrant that he or she is duly authorized to execute this Agreement.

L. The parties agree that during the course of this Agreement, each may come into possession of confidential and/or proprietary materials or information through intentional or accidental disclosure by the other. The parties agree to preserve the confidentiality of

all such information known to be confidential or proprietary, unless the disclosing party consents in writing, or unless the confidentiality of the material is lost through other parties not under obligations to preserve its confidentiality.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN'S MEDICAL CENTER CORPORATION	EFFECTIVE PHARMACEUTICALS INC.
By: Donald P. Lombardi	By: [signature]
Name: Donald P. Lombardi	Name: Nicholas Stergis
Title: Chief Intellectual Property Officer	Title: Interim Chief Operating Officer
Date: 29 July 2005	Date: 8/2/05

APPENDIX 1

1. Provisional Patent Application 60/504,516, filed on 09/18/03.
2. PCT Application US2004/030813, filed on 09/20/04, published on 3/31/05 as WO2005/027851

APPENDIX 2

Development Plan Milestones

▪ Complete Phase II clinical trials for initial indication	12/06
▪ Results of Phase II clinical trial analyzed	6/07
▪ Decision made on scheduling Phase II meeting with FDA	12/07
▪ Decisions made on delivery system, manufacturing, scheduling of Phase III clinical trials	12/07
▪ End of Phase II meeting with FDA	within 18 months of achieving statistical significance at the primary endpoint
▪ File NDA in US	within 14 months of receipt of the final study report of statistical significance at primary endpoint from the Phase III clinical trial